                                                                    EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:  Corporate Communications                          Investor Relations
          404-715-2554                                      404-715-6679


                  DELTA AIR LINES REPORTS THIRD QUARTER RESULTS

ATLANTA, October 15, 2002 - Delta Air Lines (NYSE:DAL) today reported results for the quarter ending September 30, 2002 and other significant news. The key points are, Delta:

- REPORTS A THIRD QUARTER NET LOSS OF $326 MILLION, OR $2.67 LOSS PER COMMON SHARE.

- EXCLUDING UNUSUAL ITEMS, REPORTS A THIRD QUARTER NET LOSS OF $212 MILLION, OR $1.75 LOSS PER COMMON SHARE.

- ANNOUNCES CHANGES TO ITS FLEET PLAN FOR 2003 AND 2004 THAT WILL REDUCE OPERATING COSTS, CAPITAL EXPENDITURES AND CAPACITY.


         Delta Air Lines today reported a net loss of $326 million and a loss per share of $2.67 for the September 2002 quarter versus a net loss of $259 million and loss per share of $2.13 in the September 2001 quarter. Excluding unusual items, the September 2002 quarter net loss and loss per share were $212 million and $1.75, respectively, versus a net loss of $295 million and loss per share of $2.43 in the September 2001 quarter. Note 2 to the attached consolidated statements of operations shows a reconciliation of the net loss excluding unusual items to the reported net loss.

         "Clearly, today's results are disappointing. Our industry is experiencing unprecedented financial challenges," said Leo F. Mullin, chairman and chief executive officer. "As we have done for the past year, Delta will maintain tight control of all facets of our business and make the difficult but necessary decisions to ensure that our airline makes it successfully through these challenging times."

FINANCIAL AND OPERATIONAL PERFORMANCE

         Year-over-year comparisons of both financial and operational performance are significantly impacted by the 9/11 terrorist attacks, as well as the return to a normal schedule following the strike by Comair pilots in 2001. Third quarter operating revenues increased 0.6 percent, and passenger unit revenues increased 1.5 percent, compared to the September 2001 quarter.

         Excluding unusual items, operating expenses decreased 3.7 percent, unit costs decreased 1.3 percent and unit costs on a fuel price neutralized basis(1) decreased 1.6 percent. Operating expenses, including unusual items, for the September 2002 quarter increased 4.3 percent. The load factor for the quarter was 74.3 percent on a 2.4 percent reduction in capacity, compared to 71.3 percent for the same period a year ago. For the September 2002 quarter, Delta's completion factor was 99.3 percent versus 93.0 percent during the same period last year.


------------------------
(1) The amount of operating cost incurred per available seat mile during a reported period, adjusting the average fuel price per gallon for the current period to equal the average fuel price per gallon for the corresponding period in the prior year.

         "We will continue to manage costs and liquidity while maintaining our financial flexibility," said M. Michele Burns, executive vice president and chief financial officer. "We are working to stay ahead of the business environment rather than allow these challenges to control our decisions."

         During the September 2002 quarter, and as outlined below, Delta has taken and will continue to take significant actions to help control costs. These include:

         - Grounding all MD-11 aircraft and deferring all deliveries of mainline aircraft to the fleet in 2003 and 2004. These actions will reduce domestic capacity, operating costs through fleet simplification, and $1.3 billion in capital expenditures over the two-year period.

         - Continued review of non-performing markets including the cancellation of flights to Rio de Janeiro and Buenos Aires.

         - Implementation of new customer service technology in airports and through delta.com that provides an increase in productivity.

         In additional savings, Delta's fuel hedging program reduced costs by $32 million, pretax, for the quarter. Delta hedged 50 percent of its jet fuel requirements in the September 2002 quarter at an average hedge price of $0.66 per gallon. Delta's total fuel price for the period was $0.71 per gallon. For the December 2002 quarter, Delta has hedged 50 percent of its expected jet fuel requirements at an average price of $0.67 per gallon. For 2003, Delta has hedged 26 percent of its expected jet fuel requirements at an average price of $0.72 per gallon.

         Delta continued to adjust capacity during the third quarter. Using the year 2000 for comparison, system capacity for the September quarter was down 8.3 percent and mainline capacity was down 10.6 percent. Delta's fourth quarter system capacity is expected to be down 9.0 - 10.0 percent with mainline capacity down 12.0 percent from the December 2000 quarter.

         Delta continued to preserve its financial flexibility, as discussed in its Form 8-K filed on September 27, 2002. For the September 2002 quarter, Delta had breakeven cash flow from operations. At September 30, 2002, Delta had cash and cash equivalents totaling $1.7 billion. Delta also had liquidity totaling $920 million available under existing credit agreements, as well as unencumbered aircraft with an estimated value of approximately $5.0 billion of which about $2.0 billion is Section 1110 eligible. These aircraft are available for use in potential financing transactions.

         Delta expects to meet its obligations as they become due through available cash and cash equivalents, investments, internally generated funds, borrowings under existing credit agreements and new financing transactions.


UNUSUAL ITEMS

September 2002 quarter

         In the September 2002 quarter, Delta recorded $114 million of unusual costs, net of taxes, consisting primarily of the following. Additional details can be found in Note 2 to the attached consolidated statement of operations.

Gains

- A $22 million gain, net of tax, related to the final compensation received under the Stabilization Act. Delta's total compensation received under the Act is $414 million, net of tax.

Charges

- A $139 million charge, net of tax, for the impairment of MD-11 and B-727 aircraft and spare parts. This amount results from the reduction in market value of these assets.

September 2001 quarter

         Delta recorded $36 million of unusual gains, net of taxes, in the September 2001 quarter, consisting primarily of the following. Additional details can be found in Note 2 to the attached consolidated statement of operations.

Gains

- A $104 million gain, net of tax, which reflected a portion of the compensation that Delta received under the Stabilization Act.

Charges

- A $42 million charge, net of tax, related to the announcement of staffing reductions.

- A $33 million non-cash charge, net of tax, for fair market value adjustments of certain equity rights in other companies and fuel derivative instruments to comply with Statement of Financial Accounting Standard (SFAS) 133.

FLEET PLAN

         In its continuing drive to reduce costs and capacity, Delta has initiated steps to bring seat capacity in line with demand while simplifying the fleet.

         - Beginning early in 2003, Delta will begin to remove its 15 MD-11 aircraft from operations. Twelve of the MD-11's will be removed by summer of 2003. These MD-11 aircraft will be replaced on international routes by B767-300ER aircraft which are currently used in the domestic system. The domestic flying by the B767 aircraft will be flown by smaller mainline aircraft, which will reduce Delta's domestic capacity by 2.0% when the changes are fully implemented. The remaining three MD-11 aircraft will be removed in early 2004. These aircraft will be replaced by existing B777 aircraft.

         - In addition, Delta has deferred all its deliveries of mainline aircraft in 2003 and 2004:

                         Delta Revised Mainline Fleet Delivery Schedule

         Time Period                Planned #            Revised #             Aircraft Types
         -----------                ---------            ---------             --------------
             2003                       5                    0            B737-800 (5 deferred)
             2004                      24                    0            B737-800 (23 deferred)
                                       --                    -            B777  (one deferred)
                    Total:             29                    0
                                       ==                    =

         As the chart shows, Delta will:

                  - Defer delivery of the five Boeing aircraft scheduled for 2003. No other mainline aircraft deliveries will occur in 2003.

                  - Defer delivery of 24 Boeing aircraft scheduled for 2004. No other mainline aircraft deliveries will occur in 2004.

                  - These revisions will reduce the number of delivered mainline aircraft in 2003 and 2004 from 29 to zero.

         "Delta has reached agreement with Boeing to reschedule delivery of these deferred aircraft," Burns said. "We appreciate the partnership with Boeing in making these difficult but necessary decisions."

         These fleet changes will result in a $1.3 billion capital expenditure reduction over the two-year period. This arrangement adds greater flexibility in making future decisions about fleet and capacity.

NETWORK HIGHLIGHTS

         Delta entered into a proposed marketing agreement with Continental Airlines and Northwest Airlines during the third quarter, which is subject to DOT review and approval from Northwest and Delta pilots. The agreement includes: codesharing, frequent flyer and airport lounge reciprocity, convenient schedule connections and coordination of airport facilities. This alliance is expected to improve Delta's revenue by approximately $150-200 million per year when fully implemented, net of the moderating impact of the US Airways/United alliance.

         "At its foundation, this is an initiative oriented to the customer," said Mullin. "When fully implemented, this effort will allow our customers to travel more conveniently to more destinations around the world. From ticketing to frequent flyer programs to baggage handling, their travel experience will improve." The proposed marketing agreement also provides for discussions between the three carriers and their European counterparts regarding the inclusion of Continental, Northwest and KLM in SkyTeam.

         Delta has made the strategic business decision to cancel its daily non-stop service from Atlanta to Buenos Aires and Rio de Janeiro as of December
1. Delta remains committed to Latin America, but must focus its resources on those markets where it can be most competitive.

         Delta Connection will expand service at Washington-Reagan National Airport beginning November 1 with 20 daily nonstop flights using regional jets and serving eight new cities, in addition to Atlanta, Cincinnati and New York-Kennedy. The new cities include Charleston, South Carolina; Columbus, Ohio; Huntsville, Alabama; and the Florida cities of Jacksonville, Orlando, Tampa, Fort Lauderdale and West Palm Beach.

CUSTOMER SERVICE

         Delta continues to leverage its technology advantage to attract and retain customers, as well as to eliminate the hassle factor at the airports. Delta continues to enhance efficiency and speed through the roll out of its self-service kiosks, which are now available at 79 airports. Delta anticipates that by the end of the year 33 percent of its passengers will be self-service.

OTHER MATTERS

         Attached to this earnings release are Delta's Consolidated Statements of Operations for the three and nine months ended September 30, 2002; a Statistical Summary for those periods; and Selected Balance Sheet Data at September 30, 2002.

         Delta will host a webcast to discuss its quarterly earnings today, October 15, at 10:00 a.m. Eastern Time. The webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.

         Delta Air Lines, the world's second largest carrier in terms of passengers carried and the U.S. airline with the most transatlantic destinations, offers 5,781 flights each day to 428 destinations in 77 countries on Delta, Delta Express, Delta Shuttle, Delta Connection and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

Statements in this news release, which are not historical facts, including statements regarding our beliefs, expectations, estimates, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. For a list of factors that could cause these differences, see the Form 8-K that we filed today. We have no current intention to update our forward-looking statements.

                                      # # #

                                                                    0902/169-TRD
                                                                        02SEPQTR

                              DELTA AIR LINES, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Unaudited; In Millions, Except Share Data)

                                               Three Months               Nine Months
                                                  Ended                      Ended
                                              September 30,              September 30,

                                          2002          2001          2002          2001

Operating Revenues:
  Passenger                            $   3,165     $   3,190     $   9,260     $  10,325
  Cargo                                      112           116           332           387
  Other, net                                 143            92           405           304
    Total operating revenues               3,420         3,398         9,997        11,016

Operating Expenses:
  Salaries and related costs               1,555         1,534         4,619         4,701
  Aircraft fuel                              468           472         1,208         1,449
  Depreciation and
    amortization (Note 1)                    289           318           861           973
  Contracted services                        256           248           760           758
  Landing fees and other rents               213           198           627           588
  Aircraft maintenance materials
    and outside repairs                      182           216           548           596
  Aircraft rent                              175           183           532           557
  Other selling expenses                     141           152           426           496
  Passenger commissions                       72           137           268           422
  Passenger service                           95           124           287           365
  Asset writedowns and other
    nonrecurring items                       225            68           288           128
  Stabilization Act compensation             (34)         (171)          (34)         (171)
  Other                                      168           170           554           634
    Total operating expenses               3,805         3,649        10,944        11,496

Operating Loss                              (385)         (251)         (947)         (480)

Other Income (Expense):
  Interest expense                          (165)         (126)         (481)         (354)
  Interest income                              9            21            29            72
  Gain (loss) from sale
    of investments                            --            12            (3)           19
  Fair value adjustments of
    SFAS 133 derivatives                      10           (51)          (33)           44
  Misc. income (expense), net                  4           (13)           19           (30)
                                            (142)         (157)         (469)         (249)

Loss Before Income Taxes                    (527)         (408)       (1,416)         (729)

Income Tax Benefit                           201           149           507           247

Net Loss                                    (326)         (259)         (909)         (482)

Preferred Stock Dividends                     (4)           (3)          (11)          (10)

Net Loss Available
  To Common Shareowners                $    (330)    $    (262)    $    (920)    $    (492)

Diluted Loss Per Share                 $   (2.67)    $   (2.13)    $   (7.46)    $   (4.00)

Net Loss Excluding
  Unusual Items (Note 2)               $    (212)    $    (295)    $    (728)    $    (541)

Diluted Loss Per Share
  Excluding Unusual Items
     (Note 2)                          $   (1.75)    $   (2.43)    $   (5.99)    $   (4.48)

Operating Margin                           -11.3%         -7.4%         -9.5%         -4.4%

Weighted Average Shares Used
  In Diluted Loss Per Share
  Computation(in thousands):             123,288       123,145       123,259       123,077

                              DELTA AIR LINES, INC.
                               STATISTICAL SUMMARY
                                   (unaudited)

                                         Three Months               Nine Months
                                             Ended                    Ended
                                         September 30,             September 30,
                                       2002         2001         2002          2001

Revenue Psgr Miles (millions)         27,364       26,881        76,913        79,994
Available Seat Miles
 (millions) (Note 3)                  36,840       37,730       106,439       113,695
Passenger Mile Yield (cents)           11.57        11.87         12.04         12.91
Operating Revenue Per
 Available Seat Mile (cents)            9.28         9.00          9.39          9.69
Passenger Revenue Per
 Available Seat Mile (cents)            8.59         8.46          8.70          9.08

Operating Cost per
 Available Seat Mile (cents)           10.33         9.67         10.28         10.11
Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 2)                               9.81         9.94         10.04         10.15
Passenger Load Factor
 (percent)                             74.28        71.25         72.26         70.36
Breakeven Passenger Load
 Factor (percent)                      83.29        76.86         79.65         73.63
Breakeven Passenger Load
 Factor - Excluding (percent)
 (Note 2)                              78.80        79.16         77.66         73.92
Psgrs Enplaned (thousands)            27,713       26,441        79,758        81,503
Revenue Ton Miles (millions)           3,098        3,065         8,789         9,218
Cargo Ton Miles (millions)               362          377         1,098         1,221
Cargo Ton Mile Yield (cents)           31.01        30.85         30.28         31.72
Fuel Gallons Consumed
 (millions)                              656          678         1,889         2,056
Average Price Per Fuel Gallon,
  net of hedging gains (cents)         71.33        69.63         63.93         70.49
Number of Aircraft in Fleet,
  End of Period                          822          828           822           828
Full-Time Equivalent Employees,
  End of Period                       76,000       83,000        76,000        83,000


SELECTED BALANCE SHEET DATA:

                                      September 30,     December 31,
                                          2002              2001
                                       (unaudited)
(in millions)
 Cash and cash equivalents              $ 1,657          $ 2,210
 Total assets                            24,037           23,765
 Total debt, including current
   maturities and short-term
   obligations                           10,141            9,304
 Capital lease obligations,
   short-term and long-term                  75               99
 Total shareowners' equity                2,845            3,769

Note 1. For comparative purposes, note that we adopted Statement of Financial Accounting Standard (SFAS)142, "Goodwill and Other Intangible Assets" on January 1, 2002. In accordance with that standard, we no longer amortize goodwill and certain intangible assets. For more information about our adoption of SFAS 142, please refer to our most recently filed Quarterly Report on Form 10-Q or our Annual Report on Form 10-K.

         The following table shows a reconciliation of our reported net loss and loss per share to adjusted net loss and loss per share as if the non-amortization provisions of SFAS 142 had been applied in the prior periods:


                                          Three Months              Nine Months
                                              Ended                    Ended
                                          September 30,             September 30,
                                        2002         2001         2002          2001

(in millions, except
   per share data)
  Net Loss                            $   (326)    $   (259)    $   (909)    $   (482)
  Add: goodwill and
    certain intangible assets
    amortization, net of tax                --           15           --           45
  Adjusted net loss                   $   (326)    $   (244)    $   (909)    $   (437)

 Basic and diluted loss per share:
  Net Loss                            $  (2.67)    $  (2.13)    $  (7.46)    $  (4.00)
  Add: goodwill and
    certain intangible assets
    amortization, net of tax                --         0.12           --         0.37
  Adjusted net loss                   $  (2.67)    $  (2.01)    $  (7.46)    $  (3.63)

Note 2. The following tables show reconciliations of our net loss and loss per share excluding unusual items to reported net loss and loss per share:


                                               Three Months              Nine Months
                                                   Ended                   Ended
                                               September 30,            September 30,
                                            2002          2001         2002         2001
(in millions, except
 per share data)
Net loss excluding
 unusual items                           $   (212)     $   (295)     $   (728)    $   (541)
Unusual items, net of tax:
 Fair value adjustment
  of SFAS 133 derivatives                       6           (33)          (21)          25
 Stabilization Act compensation                22           104            22          104
 Asset impairment                            (139)           --          (139)         (36)
 Surplus pilots and aircraft                  (11)           --           (51)          --
 Reversal of prior year
  restructuring reserve                         8            --             8           --
 Severance for workforce
  reductions                                   --           (42)           --          (42)
 Gain on sale of investment                    --             7            --            7
 Other                                         --            --            --            1
Total unusual items,
 net of tax                                  (114)           36          (181)          59
Net loss                                 $   (326)     $   (259)     $   (909)    $   (482)

Basic and diluted loss per share:
Net loss excluding unusual
 items                                   $  (1.75)     $  (2.43)     $  (5.99)    $  (4.48)
Unusual items, net of tax:
 Fair value adjustment
  of SFAS 133 derivatives                    0.05         (0.27)        (0.17)        0.20
 Stabilization Act compensation              0.18          0.85          0.18         0.85
 Asset impairment                           (1.13)           --         (1.13)       (0.30)
 Surplus pilots and aircraft                (0.09)           --         (0.42)          --
 Reversal of prior year
  restructuring reserve                      0.07            --          0.07           --
 Severance for workforce
  reductions                                   --         (0.34)           --        (0.34)
 Gain on sale of investment                    --          0.06            --         0.06
 Other                                         --            --            --         0.01
Total unusual items,
  net of tax                                (0.92)         0.30         (1.47)        0.48
       Net loss                          $  (2.67)     $  (2.13)  $     (7.46)    $  (4.00)


Note 3. As a result of a pilot strike, Comair suspended its operations between March 26, 2001 and July 1, 2001. Accordingly, Comair had no Available Seat Miles
(ASMs) during this period.